Exhibit 8.1
Subsidiaries as of December 31, 2009
Direct Subsidiaries

Name Under Which Subsidiary
Name of Subsidiary	Jurisdiction of Incorporation	Conducts its Business
PT Telekomunikasi Indonesia International (formerly PT AriaWest International)	Indonesia	TII
PT Multimedia Nusantara	Indonesia	Metra
PT Graha Sarana Duta	Indonesia	GSD
PT Indonusa Telemedia	Indonesia	Indonusa
PT Dayamitra Telekomunikasi	Indonesia	Mitratel
PT Telekomunikasi Selular	Indonesia	Telkomsel
PT Napsindo Primatel Internasional	Indonesia	Napsindo
PT Infomedia Nusantara	Indonesia	Infomedia
PT Pramindo Ikat Nusantara	Indonesia	Pramindo
Indirect Subsidiaries

Name Under Which Subsidiary
Name of Subsidiary	Jurisdiction of Incorporation	Conducts its Business
PT Sigma Cipta Caraka	Indonesia	Sigma
PT Telekomunikasi Indonesia International Pte. Ltd.	Singapore	TII
PT Balebat Dedikasi Prima	Indonesia	Balebat
PT Finnet Indonesia	Indonesia	Finnet
Telkomsel Finance B.V.	The Netherlands	TFBV
PT Metra-net	Indonesia	Metra-net
Aria West International Finance B.V.	The Netherlands	AWI BV
Telekomunikasi Selular Finance Limited	Mauritius	TSFL